Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 1,299 Registration Statement Nos. 333-275587; 333-275587-01 Dated March 11, 2024; Filed pursuant to Rule 433

Buffered Digital Tokyo Stock Price Index-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Tokyo Stock Price Index (TPX)
Payment amount at maturity (for each $1,000 Face Amount of your notes):

●    If the Underlier Return is positive or zero, the greater of (i) the Threshold Settlement Amount and (ii) the sum of (a) $1,000 plus (b) $1,000 times the Underlier Return; or

●    If the Underlier Return is negative but not below -15%, $1,000; or

●    If the Underlier Return is negative and is below -15%, the sum of (i) $1,000 plus (ii) the product of (a) the Buffer Rate times (b) the sum of the Underlier Return plus 15% times (c) $1,000.

Initial Underlier Level:	To be determined on the Trade Date and may be higher or lower than the actual Closing Level of the Underlier on the Trade Date
Final Underlier Level:	The Closing Level of the Underlier on the Determination Date
Underlier Return:	The quotient of (i) the Final Underlier Level minus the Initial Underlier Level divided by (ii) the Initial Underlier Level, expressed as a percentage
Threshold Settlement Amount:	Expected to be between $1,210.00 and $1,247.00
Buffer Level:	85% of the Initial Underlier Level
Buffer Rate:	The quotient of the Initial Underlier Level divided by the Buffer Level, which equals approximately 117.65%
Trade Date:
Settlement Date:	Expected to be the fifth scheduled Business Day following the Trade Date
Determination Date:	Expected to be between 24 and 27 months after the Trade Date
Stated Maturity Date:	Expected to be the second scheduled Business Day following the Determination Date
CUSIP:	61771W5Y0
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/0000950 10324003615/dp207940_424b2-ps1299.htm

Hypothetical Payment Amount at Maturity1

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as % of Face Amount)
200.000%	200.000%
175.000%	175.000%
150.000%	150.000%
125.000%	125.000%
121.000%	121.000%
120.000%	121.000%
110.000%	121.000%
105.000%	121.000%
103.000%	121.000%
101.000%	121.000%
100.000%	121.000%
95.000%	100.000%
85.000%	100.000%
80.000%	94.118%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier

For more information about the Underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement and related product supplement and prospectus. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

•	The notes do not pay interest or guarantee the return of any of your principal.
•	The Stated Maturity Date of the notes is a pricing term and will be determined by us on the Trade Date.
•	If you purchase your notes at a premium to the Face Amount, the return on your investment will be lower than the return on notes purchased at the Face Amount, and the impact of certain key terms of the notes will be negatively affected.
•	The market price will be influenced by many unpredictable factors.
•	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	The estimated value of the notes is $974.60 per note, or within $15.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	The amount payable on the notes is not linked to the level of the Underlier at any time other than the Determination Date.
•	Investing in the notes is not equivalent to investing in the Underlier.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.
•	The notes will not be listed on any securities exchange and secondary trading may be limited.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.
•	We may sell an additional aggregate Face Amount of notes at a different issue price.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain.

Risks Relating to the Underlier

•	There are risks associated with investments in securities linked to the value of foreign equity securities.
•	The Underlier reflects the price return of the stocks composing the Underlier, not a total return.
•	Adjustments to the Underlier could adversely affect the value of the notes.
•	Past performance is no guide to future performance.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.